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                                                                    EXHIBIT 21.1

                     LIST OF SUBSIDIARIES OF THE REGISTRANT

GaSonics World Trade, Inc.
GaSonics International Europe Limited
GaSonics International Japan, Kabushiki Kaisha
GaSonics International Korea Corporation
GaSonics International France Societe a Responsabilite Limitee
GaSonics International Israel Limited
GaSonics International Ireland Limited